UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________
SCHEDULE 14D-9
SOLICITATION/RECOMMENDATION
STATEMENT UNDER SECTION 14(d)(4) OF THE
SECURITIES EXCHANGE ACT OF 1934
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PERRIGO COMPANY PLC
(Name of Subject Company)
_________________
PERRIGO COMPANY PLC
(Name of Persons Filing Statement)
_________________
Ordinary shares, par value €0.001 per share
(Title of Class of Securities)
_________________
G97822103
(CUSIP Number of Class of Securities)
_________________
Todd W. Kingma
Executive Vice President, General Counsel and Company Secretary
Perrigo Company plc
c/o Perrigo Company
515 Eastern Avenue
Allegan, Michigan 49010
Telephone: (269) 686-1941
(Name, address, and telephone number of persons authorized to receive notices and communications on behalf of the person filing statement)

Copies to:
Andrew R. Brownstein, Esq.
Igor Kirman, Esq.
Victor Goldfeld, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000

[X]	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Exhibit Index

Exhibit 99.1	Excerpts from Earnings Call transcript, dated August 5, 2015.